Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of February 18, 2003, is among CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”), and MARK F. WILSON (“Wilson”), WENDY WILSON BOYER (“Boyer”), and WARREN A. BROWN, IV (“Brown”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement and Plan of Merger dated October 17, 1996 (the “Merger Agreement”) among the Company, Carriage Funeral Services of California, Inc., a California corporation and wholly owned subsidiary of the Company (the “               Acquisition Subsidiary”), CNM, a California corporation (“CNM”), Wilson, Boyer, Brown and certain entities affiliated with them who collectively owned all of the outstanding stock of CNM (all of whom are hereafter referred to together as the “               Shareholders”), CNM was merged with and into the Acquisition Subsidiary, which survived such merger; and

WHEREAS, a portion of the consideration which the Shareholders received in such merger consisted of shares of the Company’s Series F Preferred Stock, $.01 par value (“Series F Preferred Stock”), which were governed by the Certificate of Designation, Preferences, Rights and Limitations for the Series F Preferred Stock filed with the Secretary of State of Delaware (as amended, the “Series F Designation”); and

WHEREAS, Section 6(b) of the Series F Designation conferred upon the Shareholders, as holders of the Series F Preferred Stock, certain special voting rights, including the right to vote for the election of Wilson to the Company’s Board of Directors, and Section 4.2(b) of the Merger Agreement contemplated that Wilson would be elected as a Class III Director of the Company, and in fact Wilson was so appointed to the Board, at the closing of such merger on January 7, 1997; and

WHEREAS, Wilson has since served continuously on the Company’s Board of Directors, and at the 2001 annual meeting of stockholders, Wilson was reclassified as a Class I Director; and

WHEREAS, the terms of the current Class I Directors, including Wilson, expire at the 2003 annual meeting of stockholders, currently contemplated to occur on or about May 13, 2003, and Wilson, Boyer and Brown have agreed that Wilson’s name will not be placed in nomination for election as a Class I Director at the 2003 annual meeting of stockholders and to therefore temporarily waive their rights under the Series F Designation, subject to the Board visitation rights and the Company’s agreement to place Wilson’s name in nomination to rejoin the Board in 2004, on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Waiver of Special Voting Right.  Wilson, Boyer and Brown hereby agree that Wilson will not be nominated for, and will not stand for election as, a Class I Director at the 2003 annual meeting of stockholders, with the understanding that upon recommendation of the Board’s Corporate Governance Committee and by resolution of the full Board of Directors, the Board will nominate and recommend for approval individuals other than Wilson to be elected as Class I Directors at the 2003 meeting of stockholders.  Therefore, Wilson’s term of office as a Class I Director will expire upon the 2003 meeting of stockholders.  Wilson, Boyer and Brown hereby  waive the provisions of Section 6(b) of the Series F Designation to the extent necessary to implement the foregoing.

2.                                       Board Visitation Right.  After Wilson’s term of office expires as described above and through the 2004 annual meeting of stockholders, Wilson shall be entitled to receive notice of and attend regular and special meetings of the Company’s full Board of Directors, whether such meetings are held in person, by telephone or by other electronic means.  Wilson will not have any voting rights or other position or rights customarily associated with Board membership, nor will Wilson be entitled to receive any fees or other compensation paid to directors as authorized by the Board.  Wilson will receive copies of so-called board books or other similar materials distributed to directors in connection with such meetings.  Wilson will be entitled to reimbursement of his out-of-pocket costs in attending such Board meetings, including travel, meals and lodging, consistent with Company policy concerning such matters.

3.                                       Special Trading Policy.  Wilson acknowledges that by attending Board meetings or receiving materials related thereto, even though he will not be a director, he may have access to material inside information concerning the business, properties, operations, financial position and results of operations, prospects and other matters concerning the Company that are confidential or sensitive in nature and which may not have been released to the public.  Consequently, Wilson acknowledges that his right to attend these meetings and to receive such materials may subject him to certain legal obligations with respect to any trading activity in shares of the Company’s stock.  As long as Wilson has such rights and does not affirmatively terminate such rights by sending written notice to the Company’s Chief Executive Officer, Wilson will remain subject to the Company’s Special Trading Procedures Policy and other similar policies applicable to the Company’s insiders.

4.                                       Nomination as Class II Director.  Effective with the 2004 annual meeting of stockholders, the rights of the Shareholders under Section 6(b) of the Series F Designation will (subject to the continued effectiveness of such provision) will be reinstated.  The Company therefore agrees that the Board of Directors shall place Wilson’s name in nomination for election as a Class II Director at the 2004 annual meeting of stockholders and will recommend to the stockholders that they vote their shares in favor of his election.  If a vacancy in a Class II Director position then exists, then Wilson will be nominated to fill that vacancy; otherwise, the Board will increase the number of positions on the Board so as to create such a vacancy.  The Company will use no less efforts in soliciting stockholders to vote their shares in favor of Wilson’s election as any other nominees for Class II Directors at the 2004 annual meeting.  The foregoing shall be subject to the “Minimum Investment” and other conditions and criteria set forth in Section 6(b) of the Series F Designation.

5.                                       Miscellaneous.  This Agreement may not be assigned by any party without the prior written consent of the other parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  Wilson, Boyer and Brown sign this Agreement for themselves and for the other Shareholders and any other affiliated entities who currently hold Company Common Stock.  This Agreement may not be amended except pursuant to a written instrument signed by the Company and Wilson.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CARRIAGE SERVICES, INC.

By:
MELVIN C. PAYNE, Chairman of the Board and Chief Executive Officer

MARK F. WILSON

WENDY WILSON BOYER

WARREN A. BROWN, IV